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                                                           SEC FILE NUMBER
                                                              000-24328

                                                             CUSIP NUMBER
                                                               764369203
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 FORM 12B-25

                          NOTIFICATION OF LATE FILING

(Check One):

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F  [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

        For Period Ended:  May 3, 1997

        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form 10-Q
        [ ] Transition Report on Form N-SAR

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

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        FULL NAME OF REGISTRANT
        Former Name if Applicable
          Richman Gordman 1/2 Price Stores, Inc.
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        ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)
          12100 West Center Road
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        CITY, STATE AND ZIP CODE
          Omaha, Nebraska 68148
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PART II -- RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and Form
10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The registrant's former Chief Financial Officer, Roger R. Faust, resigned effective January 10, 1997. The registrant was unable to fill this position again until June 11, 1997, when Michael A. Mallaro assumed the position of Vice President of Finance and Chief Financial Officer. Despite the registrant's reasonable efforts to prepare and file the report on Form 10-Q for the three months ended May 3, 1997, within the prescribed time period, the registrant was prevented from doing so by the





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absence of a Chief Financial Officer during the entire period covered by the report and during most of the period in which such report was required to be filed.

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PART IV -- OTHER INFORMATION

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        (1)  Name and telephone number of person to contact in regard to this notification

             Michael A. Mallaro                   402           691-4000
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                   (Name)                     (Area Code)   (Telephone number)

        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                               [X] Yes [ ] No


        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                               [ ] Yes [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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        Richman Gordman 1/2 Price Stores, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date    June 18, 1997             By /s/ Michael A. Mallaro
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                                    Michael A. Mallaro
                                    Vice President of Finance and Chief
                                     Financial Officer








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